Exhibit 10.1

SHARE PURCHASE AGREEMENT

November 10, 2010

FOCUS GOLD MEXICO CORPORATION

and

THE INDIVIDUAL SELLERS
NAMED HEREIN

and

GOLD BAG INC.

and

FAIRFIELDS GOLD S.A. de C.V.

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2
1.1	Definitions	2
1.2	Knowledge	5
1.3	Materiality	5
1.4	Currency	6
1.5	Interpretation Not Affected by Headings	6
1.6	Including	6
1.7	Number and Gender	6
1.8	Accounting Terms	6
1.9	Calculation of Time Periods	6
1.10	Statutory References	6
1.11	Incorporation of Schedules	7

ARTICLE 2 PURCHASE AND SALE		7
2.1	Purchased Shares	7
2.2	Share Purchase Consideration	7
2.3	Payment of Purchase Price	7
2.4	Delivery of Share Certificates	7
2.5	Legends	8

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		8
3.1	Representations and Warranties of the Sellers and the Corporation	8
3.2	Representations and Warranties of the Purchaser and Gold Bag	16

ARTICLE 4 COVENANTS		18
4.1	General	18
4.2	Additional Agreements	18
4.3	Access to Information	19
4.4	Conduct of Business	19
4.5	Non-Solicitation	20
4.6	Confidentiality	21

ARTICLE 5 POST-CLOSING MATTERS		21
5.1	Operation of the Corporation	21
5.2	Representation of Sellers on Gold Bag Board	22
5.3	Listing of Common Shares of Purchaser	22

ARTICLE 6 OPTION OF SELLERS		22
6.1	Grant of Option	22
6.2	Option Purchase Price	23
6.3	Exercise of Options	23

ARTICLE 7 CLOSING ARRANGEMENTS AND CONDITIONS		23
7.1	Closing Arrangements	23
7.2	Conditions to the Obligations of the Purchaser	23
7.3	Conditions to the Obligations of the Sellers	25

(i)

ARTICLE 8 TERMINATION		26
8.1	Termination	26
8.2	Effect of Termination	27
8.3	Waivers and Extensions	27

ARTICLE 9 INDEMNIFICATION		27
9.1	Survival of Covenants, Representations and Warranties of the Sellers and the Corporation	27
9.2	Survival of Covenants, Representations and Warranties of the Purchaser and Gold Bag	28
9.3	Indemnification by the Sellers	28
9.4	Indemnification by the Purchaser	28
9.5	Notice of Claim	29
9.6	Procedure for Indemnification	29
9.7	General Indemnification Rules	30

ARTICLE 10 GENERAL PROVISIONS		31
10.1	Notices	31
10.2	Further Assurances	31
10.3	Enurement and Assignment	32
10.4	Governing Law	32
10.5	Time of Essence	32
10.6	Severability	32
10.7	Costs	32
10.8	Entire Agreement	32
10.9	Waiver, Amendment.	32
10.10	Rights Cumulative	33
10.11	Independent Legal Advice	33
10.12	Counterparts	33

(ii)

SHARE PURCHASE AGREEMENT

THIS AGREEMENT made as of the 10th day of November, 2010

BETWEEN:

FOCUS GOLD MEXICO CORPORATION, a corporation existing under the laws of the State of Delaware (the “Purchaser”)

           and

SANTIAGO LEON AVELEYRA, EDUARDO ZAYAS DUENAS, AND CARMEN LETICIA CALDERON LEON (each a “Seller” and collectively, the “Sellers”)

and

GOLD BAG INC., a corporation existing under the laws of the State of Nevada (“Gold Bag”)

and

FAIRFIELDS GOLD, S.A. de C.V., a corporation existing under the laws of Mexico (the “Corporation”)

RECITALS:

A.           The Sellers are the registered and beneficial owners of 100% of the issued and outstanding shares in the capital of the Corporation.

B.           The Purchaser wishes to purchase, and the Sellers wish to sell, all of the issued and outstanding shares in the capital of the Corporation owned by the Sellers on the terms and conditions herein contained.

C.           The Sellers and the Purchaser have executed a letter of intent dated as of October 20, 2010, providing the general commercial terms and conditions for the transaction contemplated herein (the “Letter of Intent”).

D.           The Parties have decided to enter into a definitive agreement as contemplated in the Letter of Intent.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties hereby agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement and in the schedules hereto, the following terms and expressions will have the following meanings:

(1)	“Agreement” means this share purchase agreement, including all schedules, and all written amendments or restatements as agreed by the Parties;

(2)	“assessment” shall include a reassessment or additional assessment and the term “assessed” shall be interpreted in the same manner;

(3)
“Audited Financial Statements” means the audited consolidated financial statements of the Corporation as of June 30, 2010 and December 31, 2009 for the period from January 1, 2010 to June 30, 2010 and for the period from July 9, 2009 (incorporation) to December 31, 2009 together with the notes thereto and the opinion of the Corporation’s auditors thereon, a copy of which is attached hereto as Schedule 1.1(3);

(4)	“Audited Financial Statements Date” means June 30, 2010;

(5)	“Business” means the business of the Corporation which primarily involves the exploration for gold and the ownership of the Properties in Mexico and all operations related thereto;

(6)
“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday in the State of Delaware or Mexico or any other day on which the principal chartered banks located in Wilmington, Delaware or Mexico City, Mexico are not open for business during normal banking hours;

(7)	“Claim” has the meaning ascribed thereto in Section 9.5;

(8)	“Closing” means the completion of the Transactions pursuant to this Agreement at the Closing Time;

(9)	“Closing Date” means December 15, 2010 or such other date as the Parties may agree upon;

(10)	“Closing Time” means 10:00 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the Parties may agree;

(11)
“Consent” means a license, permit, approval, consent, certificate, registration or authorization (including, without limitation, those made or issued by a Regulatory Authority, in respect of a Contract, or otherwise);

(12)
“Contract” means any agreement, understanding, indenture, contract, lease, deed of trust, license, option, instrument or other binding commitment or arrangement, whether written of oral, including those listed on any Schedule to this Agreement;

(13)
“Corporation” means Fairfields Gold, S.A. de C.V. and any successor resulting from any amalgamation, merger, arrangement or other re-organization of or including the Corporation or any continuance of the Corporation under the laws of another jurisdiction;

(14)
“Encumbrances” means mortgages, charges, pledges, security interests, liens, encumbrances, restrictions, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;

(15)	“Environmental Consents” means all Consents issued by or issuable by any Regulatory Authority under Environmental Laws.

(16)	“Environmental Laws” means all applicable Laws relating to pollution, the protection of the environment, public health and safety, environmental impact assessment or mine reclamation and closure.

(17)
“GAAP” means the generally accepted accounting principles so described and promulgated by the American Institute of Chartered Accountants which are applicable as at the date on which any calculation made hereunder is to be effective or as at the date of any financial statements referred to herein, as the case may be.

(18)
“Gold Bag” means Gold Bag Inc. and any successor resulting from any amalgamation, merger, arrangement or other re-organization of or including Gold Bag or any continuance of Gold Bag under the laws of another jurisdiction;

(19)	“Gold Bag Shares” means common shares in the capital of Gold Bag;

(20)
“Hazardous Substance” means any chemical, material or substance in any form, whether waste material, raw material, finished product, intermediate product, by-product or any other material or article, that is listed or regulated under any Environmental Laws as a hazardous substance, toxic substance, deleterious substance, waste, pollutant or contaminant or is otherwise listed or regulated under any Environmental Laws because it poses a hazard to human health or the environment, including petroleum and petroleum products, urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls, and flammable and radioactive materials.

(21)	“Indemnified Party” has the meaning ascribed thereto in Section 9.5;

(22)	“Indemnifying Party” has the meaning ascribed thereto in Section 9.5;

(23)	“Intellectual Property” means domestic and foreign:

(a)
patents, trade-marks, trade names, copyrights, industrial designs, business names, certification marks, service marks, distinguishing guises and business styles, whether or not registered, and all applications in respect thereof;

(b)	trade secrets, know-how, inventions, formulas and processes; and

(c)	other industrial property or intellectual property;

(24)
“Law” or “Laws” means all requirements imposed by statutes, regulations, rules, ordinances, by-laws, decrees, judgments, orders, rulings, decisions, consents or directives of, or agreements with, any Regulatory Authority and general principles of common law and equity;

(25)	“Losses” shall mean any loss, liability, damage, expense or cost (including interest, penalties, reasonable professional fees and disbursements);

(26)	“Material Contracts” means those contracts listed in Schedule 3.1(26);

(27)
“Mexican FRS” means the financial reporting standards so described and promulgated by the Mexican Institute of Public Accountants which are applicable as at the date on which any calculation made hereunder is to be effective or as at the date of any financial statements referred to herein, as the case may be;

(28)	“OTCBB” means the Over the Counter Bulletin Board;

(29)	“Party” means a party hereto and “Parties” means all parties hereto;

(30)	“Permitted Encumbrances” means:

(a)
servitudes, easements, restrictions, rights of parties in possession, zoning restrictions, encroachments, reservations, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the validity of title to or the value, marketability or use of the property subject thereto by the Corporation;

(b)	liens for Taxes either not due and payable or due but for which notice of assessment has not been given; and

(c)
undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and Encumbrances claimed or held by any Regulatory Authority that have not at the time been filed or registered against the title to the asset or served upon the Corporation pursuant to law or that relate to obligations not due or delinquent;

(31)	“Permitted Liabilities” has the meaning ascribed thereto in Section 3.1(17);

(32)	“Person” includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency and any other form of entity or organization;

(33)
“Properties” means the Huicicilia Mining Project totalling an aggregate 1,012.73 hectares located in the Municipio of Compostela state of Nayarit comprised of the five mineral title claims listed on Schedule “B” hereto;

(34)	“Property Rights” has the meaning ascribed thereto in Section 3.1(31)(a);

(35)	“Purchase Price” has the meaning ascribed thereto in Section 2.2;

(36)
“Purchased Shares” means the 3,741 fixed and 43,190 variable issued and outstanding shares in the capital of the Corporation being sold by the Sellers and purchased by the Purchaser hereunder representing 100% of the issued and outstanding shares of the Corporation at the Closing Time;

(37)
“Purchaser” means Focus Gold Mexico Corporation and any successor resulting from any amalgamation, merger, arrangement or other re-organization of or including the Purchaser or any continuance of the Purchaser under the laws of another jurisdiction;

(38)
“Records” means all technical, business and financial records relating to the Business, including drilling results, consultant reports, customer lists, operating data, files, financial books, correspondence, credit information, research materials, contract documents, title documents, leases, surveys, records of sales, supplier lists, employee documents, inventory data, accounts receivable data, financial statements and any other similar records in any form whatsoever (including written, printed, electronic or computer printout form);

(39)
“Regulatory Authority” means any government, regulatory or administrative authority, agency, commission, utility or board (federal, provincial, municipal or local, domestic or foreign) having jurisdiction in the relevant circumstances and any person acting under the authority of any of the foregoing and any domestic or foreign judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances;

(40)
“Remediation” means all actions undertaken to clean up, remove, treat or in any other way address any Hazardous Substance so it does not migrate or endanger or threaten to endanger public safety or the environment;

(41)	“Resource Estimate Dates” means the milestone dates noted in Schedule “A” hereto and “Resource Estimate Date” means any such date;

(42)	“Sellers” means, collectively, Santiago Leon Aveleyra, Eduardo Zayas Duenas, and Carmen Leticia Calderon Leon and “Seller” means any one of the foregoing.

(43)	“Tax” and “Taxes” have the meaning ascribed thereto in Section 3.1(30)(a)(i);

(44)	“Tax Return” has the meaning ascribed thereto in Section 3.1(30)(a)(ii);

(45)	“Transactions” means the purchase and sale of the Purchased Shares and all other transactions contemplated by this Agreement; and

(46)	“VWAP” means the volume weighted average trading price of the Gold Bag Shares on the OTCBB (or such other relevant exchange) for the relevant period of time specified.

1.2	Knowledge

Any reference herein to “the knowledge” of the Sellers will be deemed to mean the actual knowledge of any one or more of the Sellers, together with the knowledge which each of them would have after reasonable inquiry into the relevant subject matter.  Any reference herein to “the knowledge” of the Corporation will be deemed to mean the actual knowledge of any of the directors or senior officers of the Corporation, together with the knowledge which each such Person would have after reasonable inquiry into the relevant subject matter.

1.3	Materiality

When used in this Agreement, the phrases “material adverse effect” and “material adverse change” means an adverse effect or adverse change in the Business, financial condition or results of the Corporation, of, or quantifiable as, in excess of $25,000.  The phrases “in all material respects” or “in any material respect” when used in this Agreement to qualify a representation or warranty of the Seller in respect of any action, performance, restriction upon or record of the Corporations, will be interpreted to mean that for each such representation and warranty any failure of the Corporation to perform, act or record, or any such restriction, will not have an adverse effect on the Corporation in excess of $25,000 in the aggregate.

For greater certainty, for the purposes of this Agreement:

(a)
a material Consent is a consent where the failure of the Corporation to obtain such consent may result in a monetary penalty exceeding $25,000 or may cause a material interruption in the day-to-day operation of the Business;

(b)	a Material Contract is any contact whereby either of the Corporation is obliged to pay, or will receive, pursuant to the terms of such contract, in excess of $25,000.

1.4	Currency

Unless otherwise indicated, all references to dollar amounts in this Agreement are expressed in the lawful currency of the United States of America.

1.5	Interpretation Not Affected by Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.   The phrases “hereof”, “hereto” and “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article, Section, or other subdivision.  The word “Article”, “Section” or other subdivisions of this Agreement followed by a number means and refers to the specified Article, Section or other subdivision of this Agreement.

1.6	Including

Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

1.7	Number and Gender

In this Agreement, unless the context otherwise requires, any reference to gender shall include both genders and words importing the singular number shall include the plural and vice-versa.

1.8	Accounting Terms

All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP or Mexican FRS, as applicable.

1.9	Calculation of Time Periods

Where a time period is expressed herein to begin or end at, on or with a specified day, or to continue to or until a specified day, the time period includes that day. Where a time period is expressed herein to begin after or to be from a specified day, the time period does not include that day. Where anything is to be done within a time period expressed herein after, from or before a specified day, the time period does not include that day. If the last day of a time period is not a Business Day, the time period shall end on the next Business Day.

1.10	Statutory References

Unless otherwise specifically provided in this Agreement, any reference in this Agreement to any Law shall be construed as a reference to such Law as amended or re-enacted from time to time, including all regulations made pursuant to such Law, or as a reference to any successor thereto.

1.11	Incorporation of Schedules

The schedules attached hereto form an integral part of this Agreement.

ARTICLE 2
PURCHASE AND SALE

2.1	Purchased Shares

On the terms and subject to the fulfilment of the conditions hereof, the Sellers hereby agree to sell, assign and transfer to the Purchaser, and the Purchaser hereby agrees to purchase from the Sellers at the Closing Time, all of the Purchased Shares.

2.2	Share Purchase Consideration

The purchase price (the “Purchase Price”) for the Purchased Shares shall be an aggregate $10,000,000 of which $5,000,000 will be firm (the “Fixed Component”) and $5,000,000 will be contingent on achieving the milestones for each of the Resource Estimate Dates as set out in Schedule “A” hereto (the “Contingent Component”).

2.3	Payment of Purchase Price

(1)
The Fixed Component shall be payable by the issuance of 12,000,000 Gold Bag Shares, provided that, in the event the aggregate value of such Gold Bag Shares calculated using the VWAP for the 20 day period ended on the day immediately prior to the Closing Date is less than $5,000,000 then the number of Gold Bag Shares to be issued shall be adjusted so that the aggregate value of such shares (calculated using such 20-day VWAP) is $5,000,000.

(2)
In the event the relevant milestone for any Resource Estimate Date is achieved (as set out in Schedule “A”), the Contingent Component shall be paid by issuing, as soon as reasonably practicable, such relevant number of Gold Bag Shares using a price per share equal to the VWAP for the 20 day period ended on the day immediately prior to the applicable Resource estimate Date.

(3)	The Gold Bag Shares issuable pursuant to this Section 2.3 shall be registered in the name or names as directed by the Sellers in writing.

(4)	Fractional Gold Bag Shares shall not be issued or otherwise provided for.

2.4	Delivery of Share Certificates

At the Closing:

(1)
the Sellers shall deliver to the Purchaser share certificates representing all of the Purchased Shares duly endorsed in blank for transfer or accompanied by duly executed powers of attorney for transfer in blank; and

(2)	the Purchaser shall cause Gold Bag to issue from treasury share certificates representing the Fixed Component.

2.5	Legends

Certificates representing Gold Bag Shares issued pursuant to this Agreement will be subject to a twelve month hold period as per U.S. regulatory requirements and will bear the legends set forth in Schedule 2.5.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Sellers and the Corporation

Each of the Sellers and the Corporation, as applicable, hereby make the following representations and warranties to the Purchaser and acknowledge that the Purchaser is relying on such representations and warranties in entering into this Agreement and completing the Transactions:

(1)	Organization and Existence. The Corporation has been duly incorporated and is validly existing under the laws of Mexico.

(2)
Corporate Power.  The Corporation has all necessary corporate or legal power, authority and capacity to own or lease its property and assets and to carry on the Business as now being conducted by it. Eduardo Zayas Duenas has all necessary legal power to bind each Seller.

(3)
Qualification.  The Corporation is duly qualified, licensed or registered to carry on business and is in good standing in Mexico and Mexico is the only jurisdiction which the nature of the Business or the property owned or leased by Corporation makes such qualification necessary or where the Corporation owns or leases any material properties or assets or conducts any material business.

(4)
Subsidiaries.  The Corporation does not own, nor has it agreed to acquire, directly or indirectly, (i) any outstanding shares or securities convertible into shares of any other corporation, or (ii) any participating interest in any Person.

(5)
Authorized and Issued Capital of the Corporation.  The authorized capital of the Corporation consists of fixed and variable shares of which, as of the date of this Agreement, 3,741 fixed shares and 43,190 variable shares are issued and outstanding as fully paid and non-assessable shares.

(6)
Options.  Except for the Purchaser’s right hereunder, no Person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement for (i) the purchase from any Seller of any of the Purchased Shares; (ii) the purchase, subscription, allotment or issuance of any unissued shares or securities of the Corporation; or (iii) the purchase or other acquisition from the Corporation of any of its undertakings, properties or assets, including but not limited to, the Properties.

(7)
Title to Shares.  Each Seller owns the Purchased Shares set forth opposite that Seller’s name in Schedule A as the registered and beneficial owner thereof with good and marketable title thereto, free and clear of all Encumbrances other than those restrictions on transfer, if any, contained in the articles of the Corporation.

(8)
Dividends and Distributions.  The Corporation has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its outstanding shares of any class or agreed to do so.

(9)
Corporate Records.  The corporate records of the Corporation are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable Laws and with the articles and by-laws of the Corporation, except where the failure to so comply would not have a material adverse effect.

(10)	Validity of Agreement.

(a)
The Corporation has all necessary corporate power to enter into and perform its obligations under this Agreement or any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

(b)
The execution and delivery of this Agreement by the Corporation, the performance of its obligations hereunder and the of the Transactions have been duly authorized by all necessary corporate action on the part of each the Corporation.

(c)
This Agreement or any other agreements entered into pursuant to this Agreement to which the Corporation is a party constitute legal, valid and binding obligations of the Corporation, enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(11)
No Violation.  The execution and delivery of this Agreement by each of the Sellers and the Corporation and the consummation of the Transactions and the fulfilment by such parties of the terms, conditions and provisions hereof will not (with or without the giving of notice or lapse of time, or both):

(a)
contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of any Seller or the Corporation under:

(i)	any applicable Law;

(ii)	any judgment, order, writ, injunction or decree of any Regulatory Authority having jurisdiction over any Seller or the Corporation;

(iii)	in the case of the Corporation, the articles, by-laws or any resolutions of the board of directors or shareholders of the Corporation;

(iv)	any material Consent held by any Seller or the Corporation or necessary to the ownership of the Purchased Shares or the operation of the Business; or

(v)	the provisions of any Material Contract to which any Seller or the Corporation is a party or by which any of them is, or any of their properties or assets are, bound; or

(b)	result in the creation or imposition of any Encumbrance on any of the Purchased Shares, the Properties or any of the other property or assets of the Corporation.

(12)
Shareholders’ Agreements. There are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Corporation.

(13)
Regulatory and Contractual Consents. There is no requirement to make any filing with, give any notice to or obtain any Consent from any Regulatory Authority as a condition to the lawful consummation of the Transactions except where the failure to obtain such Consent would not have a material adverse effect.  There is no requirement under any Contract relating to the Business or to which any Seller or the Corporation is a party, or by which any of them are bound, to make any filing with, give any notice to, or to obtain the Consent of, any party to such Contract relating to the Transactions except where the failure to obtain such consent would not have a material adverse effect.

(14)	Financial Matters.

The Audited Financial Statements:

(a)	have been prepared in accordance with Mexican FRS on a basis consistent with prior fiscal periods;

(b)	are complete and accurate; and

(c)	present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Corporation, as at their respective balance sheet dates.

(15)
Records. The Records have been duly maintained in accordance with all applicable legal requirements and contain full and accurate records of all material matters relating to the Business.  All material financial transactions relating to the Business have been accurately recorded in the Records in accordance with Mexican FRS.  No Records are maintained by, or otherwise dependent on, any other Person.  Any Records in the possession of, or recorded or stored by any other Person are available to the Corporation upon commercially reasonable terms and conditions.

(16)
No Material Adverse Change. Since the Audited Financial Statements Date, no material adverse change has occurred in any of the assets, business, financial condition, earnings or results of operations of the Corporation.  For the purposes of this Section 3.1(16) only, the words “material adverse change” shall be interpreted without reference to Section 1.3.

(17)
Absence of Undisclosed Liabilities.  Except for (i) trade accounts payable, accrued expenses, Taxes, unearned revenue and other liabilities of the Corporation to the extent reflected or reserved against in the balance sheet (including the notes thereto) forming part of the Audited Financial Statements and (ii) the obligations or liabilities of the Corporation under any of the Contracts (collectively, the “Permitted Liabilities”), the Corporation does not have any outstanding indebtedness or any liabilities (whether accrued, absolute, contingent or otherwise) nor any outstanding commitments or obligations of any kind.

(18)
Consents. The Corporation has conducted the Business in compliance with and holds all Consents necessary for the lawful operation of the Business, pursuant to all applicable Laws, except where the failure to obtain such Consent would not have a material adverse effect.  Such Consents are valid and subsisting and in good standing with no violations in respect thereof as of the date of this Agreement.  All such Consents are renewable by their terms or in the ordinary course of the Business without the need for the Corporation to comply with any special qualification or procedures or to pay any amounts other than routine filing fees.  The Seller has provided a true and complete copy of each such Consent and all amendments thereto to the Purchaser.

(19)
Compliance with Laws.  The Corporation has complied, and the Business is now being conducted in compliance, with all Laws applicable to the Business and the Corporation, except where the failure to comply would not have a material adverse effect.

(20)
Conduct of Business in Ordinary Course.  Since the Audited Financial Statements Date, the Business has been carried on in the ordinary course consistent with past practice.  The Business is the only business operation carried on by the Corporation, and the property and assets owned or leased by the Corporation are sufficient to carry on the Business.

(21)	Location of Tangible Personal Property. All the tangible assets of the Corporation having a book value in excess of $25,000 are situate at the locations as disclosed to the Purchaser in writing.

(22)
Condition of Assets.  All material tangible personal property used in connection with the Business or any part thereof is in good operating condition, repair and proper working order, having regard to the use and age thereof, except only for reasonable wear and tear.

(23)
Title to Personal and Other Property.  The Corporation is the owner of and has good and marketable title to its property and assets, free and clear of all Encumbrances other than the Permitted Encumbrances.

(24)
Litigation.  There are no actions, suits or proceedings, judicial or administrative, (whether or not purportedly on behalf of the Corporation) pending or to the knowledge of the Sellers and the Corporation threatened, by or against or affecting the Corporation, at law or in equity, or before or by any Regulatory Authority.  To the knowledge of the Seller and the Corporation there are no grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.  There is not presently outstanding against the Corporation any judgment, injunction or other order of any Regulatory Authority.

(25)
Capital Expenditures.  The Corporation is not committed to make any capital expenditures, nor have any capital expenditures been authorized by the Corporation at any time since the Audited Financial Statements Date, except for capital expenditures made in the ordinary course of the Business which, in the aggregate, do not exceed $25,000.

(26)
Material Contracts. Schedule 3.1(26) contains a complete list of the Material Contracts to which the Corporation is a party or by which its assets are bound.  The Corporation has performed, in all material respects, all of its obligations required to be performed by it and is entitled to all of the benefits under the Material Contracts relating to the Business to which it is a party or by which it is bound.  The Material Contracts are in full force and effect unamended and no default exists in respect thereof on the part of the Corporation, or to the knowledge of the Sellers and the Corporation, any other party thereto.  The Corporation is not in default or in breach of any Material Contract and there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach and all Material Contracts are in good standing and in full force and effect unamended.  The Sellers have provided to the Purchaser a true and complete copy of each Material Contract and all amendments thereto.

(27)
Insurance.  Schedule 3.1(27) sets out all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance, the policy number and any claims thereunder) maintained by the Corporation on its property and assets or personnel as of the date hereof, and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters or others as to the condition of the property and assets of the Corporation have been provided to the Purchaser.  The Corporation is not in default with respect to any of the provisions contained in any such insurance policy, nor has failed to give any notice or present any claim under any such insurance policy in a timely fashion, and the Corporation has not received notice from any insurer denying any claim.  The Purchaser has been provided a true copy of each insurance policy referred to in Schedule 3.1(27) and all amendments thereto.

(28)
Bank Accounts and Powers of Attorney.  Schedule 3.1(28) is a correct and complete list showing (i) the name of each bank, trust company or similar institution in which the Corporation has an account or safe deposit box, the number or designation of each such account and safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and (ii) the names of any persons holding powers of attorney from the Corporation and a summary of the terms thereof.

(29)
Suppliers.  The Corporation has provided a complete and accurate list to the Purchaser setting out the major suppliers and service providers of the Corporation (being each of the suppliers and service providers that has provided to the Corporation goods or services in an amount equal to or greater than $25,000 during the past twelve months) and there has been no termination or cancellation of, and no modification or change in, the Corporation’s business relationships with any major supplier or service provider since the Audited Financial Statements Date except where any such termination, cancellation, modification or change would not have a material adverse affect.

(30)	Tax Matters.

(a)	For purposes of this Section 3.1(30), the following definitions shall apply:

(i)
“Tax” and “Taxes” shall mean all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Regulatory Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, large corporation, capital gain, alternative minimum, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all employment insurance, health insurance and Regulatory Authority pension plan and workers compensation premiums or contributions including any interest, fines or penalties for failure to withhold, collect or remit any tax and any liability for such taxes imposed by law with respect to any other Person arising pursuant to any tax sharing, indemnification or other agreements or any liability for taxes of any predecessor or transferor entity and whether disputed or not.

(ii)
“Tax Return” shall mean any return, declaration, report, estimate, information return or statement, or claim for refund relating to, or required to be filed in connection with any Taxes, including information returns or reports with respect to withholding at source or payments to third parties, and any schedules or attachments thereto or amendments of any of the foregoing.

(b)
The Corporation has filed on a timely basis all Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects.  All Taxes due from or payable by the Corporation for periods (or portions thereof) ending on or prior to the date hereof, have been paid.  All instalments or other payments on account of Taxes that relate to periods for which Tax Returns are not yet due have been paid on a timely basis.  The Corporation is not currently the beneficiary of any extension of time within which to file any Tax Return.  The liability for Taxes of the Corporation has been assessed by all relevant Regulatory Authorities for all periods up to and including December 31, 2009.  There are no actions, objections, appeals, suits or other proceedings or claims in progress, pending or threatened by or against the Corporation in respect of any Taxes, and in particular there are no currently outstanding reassessments or written enquiries which have been issued or raised by any Regulatory Authority relating to any such Taxes.  No claim has ever been made by a Regulatory Authority of any jurisdiction where the Corporation does not file Tax Returns that the Corporation is or may be subject to taxation by that jurisdiction.  There are no Encumbrances pending on or with respect to any of the assets of the Corporation that arose in connection with any failure (or alleged failure) to pay any Tax.

(c)
The Corporation has withheld, collected and paid to the proper Regulatory Authorities all Taxes required to have been withheld, collected and paid in connection with (i) amounts paid, credited or owing to any employee, independent or dependent contractor, creditor, shareholder, non-resident of Thailand or other third party, and (ii) goods and services received from or provided to any person.

(d)	The Corporation has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency.

(e)
The Corporation (i) is not a party to any Tax allocation or sharing agreement, or (ii) does not have liability for the Taxes of any person or entity other than the Corporation under any provision of Mexican federal, provincial, state, local or foreign (i.e. non-Mexican) law, or as a transferee or successor, or by Contract, or otherwise.

(f)	The Corporation is not a party to any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for Tax purposes.

(g)	The Corporation is not carrying on business outside of Mexico and does not have a permanent establishment outside of Mexico.

(31)	Property Rights.

(a)
The Corporation holds either freehold title, mining leases, mining concessions, mining claims or participating interests or other conventional property or proprietary interests or rights, recognized in Mexico (collectively, “Property Rights”), in respect of the ore bodies and minerals located in or under the Properties under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit the Corporation to explore the minerals relating thereto.

(b)
All property, leases, concessions or claims in connection with the Properties in which the Corporation has an interest or right have been validly located and recorded in accordance, in all material respects, with all applicable laws and are valid and subsisting except where the failure to be so would not have a material adverse effect on the Corporation.

(c)
The Corporation has all necessary surface rights, access rights and other necessary rights and interests relating to the Properties granting the Corporation the right and ability to explore for minerals, ore and metals for development purposes as are appropriate in view of the rights and interest therein of the Corporation, with only such exceptions as do not interfere in any material way with the use made by the Corporation of the rights or interest so held.

(d)
Each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of the Corporation or has been validly assigned thereto, except where the failure to be so would not have a material adverse effect on the Corporation.

(32)
Real Properties and Leased Premises.  Other than the Properties, the Corporation does not own any real property and is not the lessee of, or subject to any agreement or option to lease any real property or any interest in any real property.

(33)	Environmental Matters.

(a)	The Corporation, the operation of the Business and the assets owned or used by the Corporation have been and are in compliance with all Environmental Laws, including all Environmental Consents.

(b)
The Corporation has not been charged with or convicted of any offence for non-compliance with Environmental Laws and there are no judgments, orders, notices, proceedings or investigations of any nature relating to any breach or alleged breach of Environmental Laws by the Corporation.

(c)
The Corporation has obtained all Environmental Consents necessary to conduct the Business and to own, use and operate its properties and assets, and has provided a true and complete copy of each such Environmental Consent and all amendments thereto to the Purchaser.

(d)
The Corporation has not used any of its Properties to produce, generate, manufacture, treat, store, handle, transport or dispose of any Hazardous Substances except in compliance with Environmental Laws.

(e)
The Corporation has provided the Purchaser with copies of all environmental audits, site assessments and studies (including all final drafts of any other such audits, assessments or studies) concerning the Properties, or that are in any way related to the Business, that are in its possession or control.

(34)	Labour and Employee Matters.

(a)
The Corporation does not have any retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit plan that is sponsored by the Corporation for the benefit of employees or former employees of the Corporation.

(b)
The Corporation has not made any Contract with any labour union or employee association nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements and, to the knowledge of the Sellers and the Corporation, there are no current attempts to organize or establish any labour union or employee association with respect to any employees of the Corporation, nor is there any certification of any such union with regard to a bargaining unit.

(c)
There have been no claims nor, to the knowledge of the Sellers and the Corporation, are there any threatened complaints, under Laws relating to employees in respect of the Business.  There is no labour strike, dispute, work slowdown or stoppage pending or involving or, to the knowledge of the Sellers and the Corporation, threatened against the Corporation and no such event has occurred within the last two (2) years.

(d)
Schedule 3.1(34) contains a complete and accurate list of the names of all individuals who are employees of the Corporation, specifying the age, employment status (full-time, part-time or casual), title or classification, length of service, place of employment, rate of salary or hourly pay and commission or bonus entitlements (if any) and whether any employees are on an approved or statutory leave of absence, and if so, the reason for such absence and the expected date of return.

(e)
No notice has been received by the Corporation of any complaint filed by any person against the Corporation claiming that the Corporation has violated any Laws applicable to employee or human rights, or of any complaints or proceedings of any kind involving the Corporation before any labour relations board.  All levies, assessments and penalties made against the Corporation pursuant to any Laws applicable to workers’ compensation have been paid by the Corporation and the Corporation has not been assessed under any such legislation.

(f)
All accruals, if any, for unpaid vacation pay, premiums for employment insurance, health premiums, statutory pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the Records.

(35)
Intellectual Property. The Corporation does not own or license any material Intellectual Property.  To the knowledge of the Sellers and the Corporation, the Corporation is not engaging in and has not engaged in any activity that violates or infringes any Intellectual Property rights of any other Person.

For greater certainty “material Intellectual Property” means all intellectual property other than widely available “shrink-wrapped” intellectual property used in businesses generally.

(36)	Privacy Matters. The Corporation has conducted and is conducting the Business in compliance, in all material respects, with all Laws applicable to privacy and the protection of personal information.

(37)
Corruption Matters.  Neither the Corporation nor, to the knowledge of the Sellers and the Corporation, any other person, associated with or acting on behalf of the Corporation or the Seller, including without limitation, any director, officer, agent or employee of the Corporation or any Seller has, directly or indirectly, while acting on behalf of the Corporation or a Seller (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) violated any provision of the OECD Anti-Bribery Convention (as implemented in the Mexican Penal Code) or similar legislation, or (iv) made any other unlawful payment.

(38)
Restriction on doing Business.  The Corporation is not a party to or bound by any Contract which would restrict or limit, in any material respect, its right to carry on any business or activity or to solicit business from any person or in any geographical area or otherwise to conduct the Business.  To the knowledge of the Sellers and the Corporation, there are no facts or circumstances which could materially adversely affect the ability of the Corporation to continue to operate the Business as presently conducted following the completion of the transactions contemplated by this Agreement.

(39)
Non-Arm’s Length Matters.  Other than as recorded in the Audited Financial Statements, no Seller or any affiliate of a Seller, or any director, former director, officer, former officer, shareholder, former shareholder, employee or former employee, or any other Person not dealing at arm’s length with any of the foregoing has any contract, business dealings, supplier relationships, indebtedness, liability or obligation to, with or from the Corporation, and the Corporation is not indebted or otherwise obligated to any such Persons.  Since the Audited Financial Statements Date, the Corporation has not made or authorized any payments to any Seller or any affiliates of a Seller, or any director, former director, officer, former officer, shareholder, former shareholder, employee or former employee of the Corporation or to any Person not dealing at arm’s length with any of the foregoing except for salaries and other employment compensation payable to such persons in the ordinary course of the Business and at the regular rates payable to them.

3.2	Representations and Warranties of the Purchaser and Gold Bag

Each of the Purchaser and Gold Bag, as applicable, hereby makes the following representations and warranties to the Sellers and acknowledges that the Sellers are relying on such representations and warranties in entering into this Agreement and completing the Transactions:

(1)
Incorporation and Existence.  The Purchaser is a corporation incorporated and existing under the laws of the State of Delaware and all of the issued and outstanding shares of the Purchaser are owned by Gold Bag.  Gold Bag is a corporation incorporated and existing under the laws of the State of Nevada.  Each of the Purchaser and Gold Bag has the corporate power to own or lease its property and assets and to carry on its business it is now being conducted.

(2)	Validity of Agreement.

(a)
Each of the Purchaser and Gold Bag has all necessary corporate power to enter into and perform its respective obligations under this Agreement and any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

(b)
The execution, delivery and performance by each of the Purchaser and Gold Bag of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Purchaser and Gold Bag, respectively.

(c)
This Agreement or any other agreements entered into pursuant to this Agreement to which each of the Purchaser and Gold Bag is a party constitute legal, valid and binding obligations of the Purchaser and Gold Bag, respectively, enforceable against each of the Purchaser and Gold Bag in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(3)
No Violation.  The execution and delivery of this Agreement by each of the Purchaser and Gold Bag, the consummation of the Transactions and the fulfilment by the Purchaser and Gold Bag of the terms, conditions and provisions hereof will not (with or without the giving of notice or lapse of time, or both) contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of either the Purchaser or Gold Bag, under:

(a)	any applicable Law;

(b)	any judgment, order, writ, injunction or decree of any Regulatory Authority having jurisdiction over the Purchaser or Gold Bag;

(c)	the articles, by-laws or any resolutions of the board of directors or shareholders of the Purchaser or Gold Bag;

(d)	any Consent held by the Purchaser or Gold Bag; or

(e)	the provisions of any Contract to which the Purchaser or Gold Bag is a party or by which either of their respective properties or assets are, bound.

(4)
Authorized Capital.  The authorized capital of Gold Bag consists of 250,000,000 common shares and 100,000,000 preferred shares.  As of the date of this Agreement, 38,715,010 Gold Bag Shares are issued and outstanding.  All outstanding Gold Bag Shares have been authorized and are validly issued and outstanding as fully paid and non-assessable shares, and the Gold Bag Shares issuable to the Sellers in accordance with the terms of this Agreement will be validly issued and outstanding as fully paid and non-assessable Gold Bag Shares.  None of the issued and outstanding Gold Bag Shares have been issued in violation of any Laws, the policies of the OTCBB, Gold Bag’s articles or by-laws or any agreement to which Gold Bag is a party or by which it is bound.

(5)	OTCBB Listing. The Gold Bag Shares are listed for trading on the OTCBB under the symbol “GBGI”.

(6)
Brokers.  The Purchaser has not engaged any broker or other agent in connection with the Transactions and, accordingly, there is no commission, fee or other remuneration payable to any broker or agent who purports or may purport to have acted for the Purchaser.

(7)
Consents.  There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any Consent from any Regulatory Authority as a condition to the lawful consummation of the Transactions.

ARTICLE 4
COVENANTS

4.1	General

(1)
During the period from the date of execution of this Agreement until the earlier of (i) the Closing Date and (ii) the date that this Agreement is terminated in accordance with its terms, other than as contemplated herein, each of the Sellers covenant and agree that they shall not directly or indirectly (in any manner whatsoever) sell, transfer, pledge, grant any rights to or otherwise encumber the Purchased Shares.

(2)
Gold Bag and the Sellers shall prepare and file, or cause to be filed, any filings required under any applicable laws or rules and policies of the OTCBB or other regulatory bodies relating to the Transactions.

(3)	Gold Bag agrees to use its reasonable best efforts to register the Gold Bag Shares under the United States Securities Act within 6 months of the Closing Date.

4.2	Additional Agreements

Each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts to:

(1)	obtain all necessary waivers, Consents and approvals from other parties to material agreements, leases and other contracts or agreements;

(2)	obtain all necessary Consents, approvals, and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations;

(3)	defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Transactions;

(4)	cause to be lifted or rescinded any injunction or restraining order or other remedy adversely affecting the ability of the parties to consummate the Transactions;

(5)	effect all necessary registrations and other filings and submissions of information requested by governmental authorities;

(6)	comply with all provisions of this Agreement; and

(7)	provide such officers’ certificates as may be reasonably requested by the other parties hereto in respect of the representations, warranties and covenants of a party hereto.

4.3	Access to Information

Upon reasonable notice, the Corporation shall afford to the Purchaser’s directors, officers, counsel, accountants and other authorized representatives and advisers complete access (or, where necessary, the provision of the information requested), during normal business hours and at such other time or times as the Purchaser may reasonably request, from the date hereof and until the earlier of the Closing Date and the termination of this Agreement, to its properties, books, contracts and records as well as to management personnel of the Corporation as the Purchaser may require or may reasonably request.

4.4	Conduct of Business

The Corporation covenants and agrees that, during the period from the date of this Agreement until the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, unless the Purchaser shall otherwise consent in writing , except as required by law or as otherwise expressly permitted or specifically contemplated by this Agreement:

(1)	the Corporation shall use all commercially reasonable efforts to maintain and preserve its Business, assets and business relationships;

(2)	the Corporation shall notify the Purchaser of any material adverse effect on its business; and

(3)	the Corporation shall not directly or indirectly:

(a)
take any action which may interfere with or be inconsistent with the successful completion of the Transactions or take any action or fail to take any action which may result in a condition precedent to the Transactions not being satisfied;

(b)	issue, sell, pledge, hypothecate, lease, dispose of or encumber any shares of the Corporation or other securities or any right, option or warrant with respect thereto;

(c)	amend or propose to amend its articles;

(d)	split, combine or reclassify any of its securities or declare or make any distribution or distribute any of its properties or assets to any Person;

(e)
other than in the ordinary course of business, enter into or amend any employment contracts with any director, officer or senior management employee, create or amend any employee benefit plan, make any increases in the base compensation, bonuses, paid vacation time allowed or fringe benefits for its directors, officers, employees or consultants;

(f)
acquire or agree to acquire (by tender offer, exchange offer, merger, amalgamation, acquisition of shares or assets or otherwise) any Person, partnership, joint venture or other business organization or division or acquire or agree to acquire any material assets;

(g)	create any option or bonus plan, pay any bonuses, deferred or otherwise, or defer any compensation to any of its directors, officers or employees;

(h)	make any material change in accounting procedures or practices;

(i)	mortgage, pledge or hypothecate any of the assets of the Corporation or allow them to become subject to any lien or other Encumbrance;

(j)	dispose of or permit to lapse any rights to the use of any of the Corporation’s intangible property;

(k)
except in the ordinary course of business, sell, lease, sublease, assign or transfer (by tender offer, exchange offer, merger, amalgamation, sale of shares or assets or otherwise) any of the Corporation’s assets, or cancel, waive or compromise any debts or claims, including accounts payable to and receivable from Affiliates;

(l)	enter into any other material transaction or any amendment of any Contract, lease, agreement, license or sublicense which is material to the Business;

(m)	settle any outstanding claim, dispute, litigation matter, or tax dispute;

(n)	transfer any assets to the Sellers or any of their Affiliates or assume any Indebtedness from the Sellers or any of their Affiliates or enter into any other related party transactions; or

(o)	enter into any agreement or understanding to do any of the foregoing.

4.5	Non-Solicitation

During the period from the date of execution of this Agreement until the earlier of (i) the Closing Date and (ii) the date that this Agreement is terminated in accordance with its terms, the Sellers and the Corporation:

(1)	shall not solicit or cause or facilitate any other Person to solicit any Take-over Proposal;

(2)	shall not release any Person from any confidentiality or standstill agreement to which such person is a party or agree to amend any such agreement; and

(3)
shall not, and shall not authorize or permit any of its officers, directors, employees, financial advisors, representatives and agents to, directly or indirectly, initiate any inquiries or make any proposal that constitutes or may reasonably be expected to lead to a Take-over Proposal from any Person.

For the purposes of this Section, “Take-over Proposal” means a proposal or offer by a third person other than Gold Bag or an affiliate, whether or not subject to a due diligence or other condition and whether or not in writing, to acquire in any manner, directly or indirectly, beneficial ownership of all or a material portion of the assets of the Corporation or to acquire in any manner, directly or indirectly, beneficial ownership of or control or direction over more than 20% of the outstanding shares of the Corporation whether by way of arrangement, amalgamation, merger, consolidation, treasury issue or other business combination, including without limitation any single or multi-step transaction or series of related transactions that is structured to permit such third person to acquire beneficial ownership of all or a material portion of its assets or any of the subsidiaries or to acquire in any manner, directly or indirectly, more than 20% of its outstanding voting shares and includes any proposal, offer or agreement for a merger, consolidation, amalgamation, arrangement, recapitalization, liquidation, dissolution, reorganization or similar transaction or other business combination involving the Corporation or any proposal, offer or agreement to acquire 20% or more of the assets of the Corporation.

4.6	Confidentiality

(1)
The Parties agree to keep confidential all information in their possession or under their control relating to the other Parties hereto and to the Transactions, unless such information is or becomes generally available to the public other than as a result of a disclosure by a Party in violation of this Agreement.

(2)	The Parties shall not make any public announcements unless required by applicable Law or unless the public announcement and the content thereof is agreed in writing by all Parties.

(3)
Notwithstanding anything contained in Section 4.6(1) a Party may disclose any Confidential Information if, in the opinion of the disclosing Party's legal counsel: (i) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (ii) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Party.

(4)
Prior to any disclosure of Confidential Information under Section 4.6(3), the disclosing Party shall give the non-disclosing Party at least three (3) Business Days prior written notice (unless the disclosing Party is obligated to release the Confidential Information on less than three (3) Business Days notice in order to comply with applicable securities law or stock exchange rules, regulations or policies) and, in making such disclosure, the disclosing Party shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the non-disclosing Party in intervention in any such proceeding.

(5)
The Party making disclosure under Section 4.6(3) will consult with the non-disclosing Party regarding the text of any such statement, release or disclosure and the Parties will use all reasonable efforts, acting expeditiously and in good faith, to agree upon a text that is satisfactory to each of them within three (3) Business Days or such shorter period as contemplated in Section 4.6(3). If the Parties fail to agree upon such text, the Party making the disclosure will make only such public statement or release as its counsel advises in writing is legally required to be made.

ARTICLE 5
POST-CLOSING MATTERS

5.1	Operation of the Corporation

(1)
Upon completion of the Transactions, the Sellers shall continue to conduct and manage the Business and the operations the Corporation, subject to oversight by and direct reporting to Gold Bag through Grant White, Chief Executive Officer.

(2)
The board of Directors of the Corporation shall be reconstituted to be comprised of three (3) members, two (2) of whom shall be nominated by Gold Bag and one (1) of whom shall be nominated by the Sellers.

5.2	Representation of Sellers on Gold Bag Board

(1)
Gold Bag agrees that it shall use its commercially reasonable efforts to elect one individual legally qualified to be nominated by the Sellers (a  “Seller Nominee”) to the board of directors of Gold Bag (the “Gold Bag Board”) immediately following Closing.  Gold Bag further agrees that during the period commencing immediately after Closing and ending on such date that the Sellers, as a group, own less than 5 million Gold Bag Shares:

(a)
the Sellers shall nominate the Seller Nominee for election to the Gold Bag Board at each meeting of shareholders of Gold Bag which directors are to be elected and Gold Bag shall support the election of such Seller Nominee;

(b)
if any Seller Nominee appointed or elected to the Gold Bag Board pursuant to the foregoing provisions ceases to be a director for any reason whatsoever, Gold Bag shall (i) appoint a Seller Nominee to the Gold Bag Board as soon as reasonably practical, in the event such vacancy may be filled by appointment or (ii) nominate a Seller Nominee for election to the Gold Bag Board at the next meeting of shareholders of Gold Bag at which directors are to be elected, in the event such vacancy is required by applicable law or the constating documents of Gold Bag to be filled by election by shareholders; and

(c)
following a Seller Nominee's appointment to the Gold Bag Board, Gold Bag shall thereafter include the Seller Nominee as one of management's nominees for election as a director of Gold Bag and shall solicit proxies for election of the Seller Nominee in the same manner as Gold Bag solicits proxies for the other management nominees as directors of Gold Bag.

(2)
The Sellers agree that, in the event the Sellers cease to have any nomination rights pursuant to the foregoing, the Sellers shall use all commercially reasonable efforts to cause the Seller Nominee to resign from the Gold Bag Board immediately.

5.3	Listing of Common Shares of Purchaser

The Purchaser covenants and agrees that, during the three (3) year period following the Closing Date, the Purchaser receives from an arm’s length investment dealer (registered in the United States or Canada) a written recommendation that the Purchaser has the financial resources and other adequate assets and goodwill to pursue a “going public” transaction then the Purchaser agrees to use its commercially reasonable efforts to effect such “going public” transaction resulting in the common shares of the Purchaser being listed for trading on a recognized North American stock exchange.

ARTICLE 6
OPTION OF SELLERS

6.1	Grant of Option

(1)
The Purchaser hereby grants to the Sellers an option (the “Option”) to purchase that number of shares of common stock of the Purchaser (the “Purchaser Shares”) that is equal to an aggregate twenty-five percent (25%) of the issued and outstanding Purchaser Shares, on a non-diluted basis, immediately following the exercise of the Option.

(2)
Pursuant to the Option, each Seller shall have the right to purchase that number of Purchaser Shares that is proportionate to the number of Purchased Shares transferred by such Seller to the Purchaser pursuant to Article 2 hereof.

6.2	Option Purchase Price

(1)
The purchase price payable upon the exercise of the Option shall be 25% of the aggregate value of the outstanding Purchaser Shares at the time of exercise of the Option calculated as the sum of (i) $5,000,000, (ii) the dollar value of all payments made in respect of the Contingent Component as at the date of exercise of the Option, and (iii) the dollar value of any shareholders’ equity contributed to the Purchaser after the Closing Date until the date of exercise of the Option (the “Option Price”).

(2)	The Option Price shall be payable in cash only.

6.3	Exercise of Options

The Option is non-transferable, shall only be exercised in full (and not in part or any parts) be exercisable at any time up to and including the date that is three (3) years after the Closing Date.

ARTICLE 7
CLOSING ARRANGEMENTS AND CONDITIONS

7.1	Closing Arrangements

The Closing shall take place at the Closing Time at the offices of Heenan Blaikie LLP, Suite 2900, 333 Bay Street, Toronto, Ontario.

7.2	Conditions to the Obligations of the Purchaser

The obligation of the Purchaser to complete the Transactions and of Gold Bag to issue the Gold Bag Shares is subject to compliance by the Sellers and the Corporation with the covenants and agreements herein contained and to the satisfaction, on or prior to the Closing Date, of the following additional conditions:

(1)
Constating Documents and Certificate of Corporate Existence.  The Purchaser shall have received from the Corporation: (i) a copy, certified by one duly authorized officer of the Corporation to be true and complete as of the Closing Date, of the articles and by-laws of the Corporation; and (ii) a certificate or the equivalent, dated not more than two (2) days prior to the Closing Date, of the government of Mexico as to the corporate good standing of the Corporation.

(2)	Required Approvals. The Corporation shall have obtained the approval of the board of directors and shareholders of the Corporation and any other necessary approvals for this Agreement.

(3)
Proof of Corporate Action.  The Purchaser shall have received from the Corporation a copy, certified by a duly authorized officer thereof to be true and complete as of the Closing Date, of the records of all corporate action taken to authorize the execution, delivery and performance of this Agreement.

(4)
Incumbency Certificate.  The Purchaser shall have received from the Corporation an incumbency certificate, dated the Closing Date, signed by a duly authorized officer thereof and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of the Corporation, this Agreement and any other ancillary documents.

(5)
Title Opinion.  The Purchaser shall have received an opinion of counsel to the Corporation, subject to customary assumptions and qualifications and in form and substance satisfactory to the Purchaser and its counsel acting reasonably, as to the status and validity of the Corporation’s title to the Properties and the ownership of the Property Rights.

(6)
Representations and Warranties.  The representations and warranties of the Corporation and of each of the Sellers contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties were made at such time and the Purchaser shall have received on the Closing Date certificates to this effect signed by an authorized officer of the Corporation and by each Seller, respectively.

(7)
Covenants.  All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Corporation or any Seller at or before the Closing Date shall have been complied with or performed and the Purchaser shall have received on the Closing Date certificates to this effect signed by an authorized officer of the Corporation and by each Seller, respectively.

(8)	Due Diligence. The Purchaser, and its agents or representatives, shall have conducted and completed to its satisfaction a legal and financial due diligence investigation of the Corporation.

(9)
No Action or Proceeding.  No bona fide legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the transfer of the Purchased Shares as contemplated by this Agreement.

(10)
No Material Adverse Change.  No change shall have occurred in the business, affairs, financial condition or operations of the Corporation between the date hereof and the Closing Date which would constitute a material adverse change or which, individually or in the aggregate, would have a material adverse effect on the Corporation or the Business.

(11)	Resignations. The Purchaser shall have received duly executed resignations effective as at the Closing Time from each director and officer of the Corporation specified by the Purchaser.

(12)
Delivery of Corporate Records.  The Purchaser shall have received at the Closing Time all Records and all other records of the Corporation and other documents referred to in this Agreement or any schedule hereto.

(13)	Delivery of Purchased Shares. Each Seller shall deliver the share certificates representing the Purchased Shares held by such Seller in accordance with Section 2.4(1).

(14)	Release. Each Seller shall deliver to the Purchaser a release of all claims he or she may have against the Corporation substantially in the form of the release attached as Schedule 7.2(14).

(15)
General.  All instruments and corporate proceedings in connection with the transactions contemplated by this agreement shall be satisfactory in form and substance to the Purchaser and its counsel acting reasonably, and the Purchaser shall have received copies of all documents, including, without limitation, all documentation required to be delivered to the Purchaser at or before the Closing Time in accordance with this Agreement, records of corporate or other proceedings, opinions of counsel and consents which the Purchaser may have reasonably requested in connection therewith.

The foregoing conditions are for the benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in writing at any time prior to the Closing Time.

7.3	Conditions to the Obligations of the Sellers

The obligation of the Sellers to complete the Transactions is subject to compliance by the Purchaser and Gold Bag with the covenants and agreements herein contained and to the satisfaction, on or prior to the Closing Date, of the following additional conditions:

(1)
Minimum Cash Position.  At the Closing Time, the Purchaser shall have minimum working capital of $1,500,000 in cash or cash equivalents and shall have agreed to undertake a mutually approved exploration program on the Properties with a budget of not less than $1,500,000.

(2)	Constating Documents and Certificate of Corporate Existence. The Sellers shall have received :

(a)
from the Purchaser: (i) a copy, certified by one duly authorized officer of the Purchaser to be true and complete as of the Closing Date, of the articles and by-laws of the Purchaser; and (ii) a certificate or the equivalent, dated not more than two (2) days prior to the Closing Date, of the government of Delaware as to the corporate good standing of the Purchaser; and

(b)
from Gold Bag: (i) a copy, certified by one duly authorized officer of Gold Bag to be true and complete as of the Closing Date, of the articles and by-laws of Gold Bag; and (ii) a certificate or the equivalent, dated not more than two (2) days prior to the Closing Date, of the government of Nevada as to the corporate good standing of Gold Bag.

(3)	Required Approvals. Each of the Purchaser and Gold Bag shall have obtained the approval of its board of directors and shareholders (if necessary) and any other necessary approvals for this Agreement.

(4)
Proof of Corporate Action.  The Sellers shall have received from each of the Purchaser and Gold Bag a copy, certified by a duly authorized officer thereof to be true and complete as of the Closing Date, of the records of all corporate action taken to authorize the execution, delivery and performance of this Agreement.

(5)
Incumbency Certificate.  The Sellers shall have received from each of the Purchaser and Gold Bag an incumbency certificate, dated the Closing Date, signed by a duly authorized officer thereof and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of the Purchaser and Gold Bag, respectively, this Agreement and any other ancillary documents.

(6)
Representations and Warranties.  The representations and warranties of each of the Purchaser and Gold Bag contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties were made at such time and the Sellers shall have received on the Closing Date certificates to this effect signed by an authorized officer of the Purchaser and Gold Bag, respectively.

(7)
Covenants.  All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser or Gold Bag at or before the Closing Date shall have been complied with or performed and the Sellers shall have received on the Closing Date certificates to this effect signed by an authorized officer of the Purchaser and Gold Bag, respectively.

(8)
No Action or Proceeding.  No bona fide legal or regulatory action or proceeding shall pending or threatened by any person to enjoin, restrict or prohibit the issuance of the Gold Bag Shares as contemplated by this Agreement.

(9)
No Material Adverse Change.  No change shall have occurred in the business, affairs, financial condition or operations of Gold Bag between the date hereof and the Closing Date which would constitute a material adverse change or which, individually or in the aggregate, would have a material adverse effect on Gold Bag or the business of Gold Bag.

(10)	Payment of Fixed Component. The Purchaser shall deliver (or cause Gold Bag to issue from treasury) the share certificates representing the Fixed Component to be issued in accordance with Section 2.3.

(11)
General.  All instruments and corporate proceedings in connection with the transactions contemplated by this agreement shall be satisfactory in form and substance to the Sellers and their counsel acting reasonably, and the Sellers shall have received copies of all documents, including, without limitation, all documentation required to be delivered to the Sellers at or before the Closing Time in accordance with this Agreement, records of corporate or other proceedings, opinions of counsel and consents which the Sellers may have reasonably requested in connection therewith.

ARTICLE 8
TERMINATION

8.1	Termination

This Agreement may be terminated by written notice given by the terminating Party to the other Parties hereto, at any time prior to the Closing:

(1)	by mutual written consent of the Parties;

(2)	by any Party, if a condition for the terminating Party’s benefit has not been satisfied or waived;

(3)
by any Party, if there has been a misrepresentation, breach or non-performance by the breaching party of any representation, warranty, covenant or obligation contained in this Agreement, which could reasonably be expected to have a material adverse effect on the terminating Party, provided the breaching Party has been given notice of and seven (7) days to cure any such misrepresentation, breach or non-performance; or

(4)
by any Party, if the Closing has not occurred on or before December 31, 2010 or such later date as may be agreed to by the Parties, provided that the right to terminate under this subsection 8.1(4) shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Transactions by the Closing Date.

8.2	Effect of Termination

In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of the Parties hereunder except with respect to (i) Article 9 and Article 10, which shall survive such termination, and (ii) a breach arising from the fraud or wilful misconduct of any Party.

8.3	Waivers and Extensions

At any time prior to the Closing Time, each of the Parties may (i) extend the time for the performance of any of the obligations or other acts of another Party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

ARTICLE 9
INDEMNIFICATION

9.1	Survival of Covenants, Representations and Warranties of the Sellers and the Corporation

The representations and warranties and obligations of the Sellers and the Corporation contained in this Agreement and in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement shall survive the Closing and shall continue for the benefit of the Purchaser notwithstanding such Closing and any investigation made by or on behalf of the Purchaser.  The representations and warranties of the Sellers and the Corporation shall survive the Closing for a period of 2 years, except that:

(1)	the representations and warranties set out in Sections 3.1(1) to and including 3.1(7) and in Sections 3.1(10) and 3.1(31) shall continue in full force and effect without limitation of time;

(2)
the representations and warranties related to any Tax liability of the Corporation, including any associated interest or penalties shall continue in force and only terminate on the date that is ninety (90) days following the later of (i) the last date on which an assessment for Taxes can be made against the Corporation in respect of the dates or periods covered by those representations and warranties, and (ii) the date on which the period for an appeal from an assessment or other determination of those Taxes, or decision of a court or other competent tribunal in respect thereof may be filed has expired and that appeal has not been filed;

(3)	the representations and warranties relating to Environmental Laws shall continue in full force and effect for a period of five years; and

(4)
a claim for breach of any such representation or warranty, to be effective, must be asserted in writing on or prior to the applicable expiration time set out in this Section 9.1, provided that a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentations may be made at any time following the Closing Date, without any limitation of time.

9.2	Survival of Covenants, Representations and Warranties of the Purchaser and Gold Bag

The representations, warranties and obligations of the Purchaser and Gold Bag contained in this Agreement and in any agreement, instrument, certificate or other document delivered pursuant to this Agreement shall survive the Closing and shall continue for the benefit of the Sellers notwithstanding such Closing and any investigation made by or on behalf of the Sellers or any knowledge of the Sellers.  The representations and warranties of the Purchaser and Gold Bag shall survive the Closing for a period of two years and a claim for breach of any such representation or warranty, to be effective, must be asserted in writing on or prior to the expiration of the two year period set out in this Section 9.2, provided that a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentations may be made at any time following the Closing Date, without any limitation of time.

9.3	Indemnification by the Sellers

Subject to Sections 9.1 and 9.7 and without duplication, each Seller shall severally (and not jointly or jointly and severally) indemnify and save the Purchaser and the Corporation harmless for and from:

(1)
any Losses, whether known or unknown, suffered by the Purchaser or by the Corporation as a result of any breach of representation, warranty or obligation on the part of the Sellers contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement, and for the purpose of determination of whether or not there has been a breach of any such representation or warranty, any qualification thereof by reference to “materiality” shall be ignored;

(2)	all debts and liabilities of the Corporation existing at the Closing Time other than the Permitted Liabilities;

(3)
any Losses in respect of any Taxes, whether known or unknown, suffered by the Purchaser or by the Corporation for any period up to the Closing Date for which no adequate reserve has been provided and disclosed in the Audited Financial Statements;

(4)
any Losses, whether known or unknown, suffered by the Purchaser or the Corporation as a result of any breach of representation or warranty contained in Sections 3.1(1) to and including 3.1(7) and in Sections 3.1(10) and 3.1(31) or in any document delivered pursuant to or contemplated by this Agreement and for the purpose of determination of whether or not there has been a breach of a representation and warranty, any qualification thereof by reference to “materiality” shall be ignored;

(5)
any Losses for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentations; and

(6)	any failure of such Seller to transfer good and marketable title to the Purchased Shares to the Purchaser free and clear of all Encumbrances.

9.4	Indemnification by the Purchaser

Subject to Section 9.2 and 9.7 and without duplication, the Purchaser shall indemnify and save the Sellers harmless from any Losses whether known or unknown, suffered by the Sellers as a result of any breach of representation, warranty or obligation on the part of the Purchaser contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement.

9.5	Notice of Claim

(1)
A Party entitled to and seeking indemnification pursuant to the terms of this Agreement (the “Indemnified Party”) shall promptly give written notice to the Party or Parties, as applicable, responsible for indemnifying the Indemnified Party (the “Indemnifying Party”) of any claim for indemnification pursuant to Sections 9.3 or 9.4 (a “Claim”, which term shall include more than one Claim).  Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Claim; and

(b)	the amount of the Claim, or, if any amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.

(2)
If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

9.6	Procedure for Indemnification

(1)
Direct Claims.  With respect to Direct Claims, following receipt of notice from the Indemnified Party of a Claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim.  If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

(2)
Third Party Claims.  With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defence of such Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s out-of-pocket expenses incurred as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall cooperate with the Indemnifying Party, shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend any such Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

9.7	General Indemnification Rules

The obligations of the Indemnifying Party to indemnify the Indemnified Party in respect of Claims shall also be subject to the following:

(1)	Any Claim arising as a result of a breach of a representation or warranty shall be made not later than the date on which, pursuant to Sections 9.3 and 9.4, such representation and warranty terminated;

(2)
The Indemnifying Party’s obligation to indemnify the Indemnified Party shall apply to the extent that the Losses related to the Claims in respect of which the Indemnifying Party has given an indemnity, in the aggregate, exceed $100,000, and shall only apply in respect of such excess up to a maximum amount equal to $10,000,000;

(3)
In the event that any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a “Third Party”) with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment.  If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party;

(4)
whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Party shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld);

(5)
The Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice thereof and an opportunity to contest such Third Party Claim;

(6)
The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available);

(7)
The Indemnifying Party shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party;

(8)	Each of the Seller and Purchaser agrees that any payment made under this Article 8 to the other shall be, and will be treated by them on their Tax Returns, as an adjustment to the Purchase Price.

ARTICLE 10
GENERAL PROVISIONS

10.1	Notices

(1)	Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by facsimile or email addressed as follows:

(a)	if to the Purchaser (and the Corporation after Closing):

c/o Gold Bag Inc.
4695 MacArthur Court, Suite 1430
Newport Beach, California  92660

Attention:	Chief Executive Officer
E-mail:	grant@focusgoldcorp.com
Fax:	949.475.9087

With a copy (that shall not constitute notice) to:

Heenan Blaikie LLP
333 Bay Street, Suite 2900
Bay Adelaide Centre
Toronto, Ontario  M5H 2T4

Attention:	Corey MacKinnon
Fax.:	416.360.8425
Email:	cmackinnon@heenan.ca

(b)	if to the Sellers (and the Corporation before Closing):

Tajin 492
Colonia Vertiz Narvarte
Mexico DF C.P.  03600

Attention:	Eduardo Zayas Duenas
Fax:	5255 5543 4300

(2)
Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day)

(3)	Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 10.1.

10.2	Further Assurances

Each of the Parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Parties hereto may reasonably require from time to time after Closing at the expense of the requesting Party for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement

10.3	Enurement and Assignment

This Agreement shall be binding upon and enure to the benefit of the Parties, their respective heirs, executors, administrators and other legal representatives and their respective successors and permitted assigns. The Purchaser may assign its rights under this Agreement in whole or in part to any other person; provided, however, that any such assignment shall not relieve the Purchaser from any of its obligations hereunder.  The Sellers may not assign their rights under this Agreement.

10.4	Governing Law

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware and the laws of the United States applicable therein. The Parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of Delaware with respect to any matter arising under or related to this Agreement or the Transactions.

10.5	Time of Essence

Time shall be of the essence of every provision of this Agreement.

10.6	Severability

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

10.7	Costs

Each Party shall be responsible for its own fees, expenses, and other costs.  The legal fees, expenses and other costs incurred by the Corporation and the Sellers in connection with the negotiation, preparation and execution of this Agreement and transactions related thereto shall be paid on Closing by the Sellers.

10.8	Entire Agreement

This Agreement, including all Schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, including the Letter of Intent.  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.  No reliance is placed by any Party hereto on any warranty, representation, opinion, advice or assertion of fact made by any Party hereto or its directors, officers, employees or agents, to any other Party hereto or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included in this Agreement.

10.9	Waiver, Amendment.

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

10.10	Rights Cumulative

The rights and remedies of the Parties hereunder are cumulative and not alternative.

10.11	Independent Legal Advice

Each Party acknowledges and agrees that it has had a reasonable opportunity to obtain or has obtained independent legal advice with respect to this Agreement, that it has read and fully understands the provisions of this Agreement, that the terms and conditions of this Agreement are reasonable, and that it signing this Agreement freely, voluntarily and without duress.

10.12	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.  Executed counterparts may be delivered originally or by electronic means.

[Remainder of this page is left intentionally blank]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

FOCUS GOLD MEXICO CORPORATION

By:
Name:
Title:

I have the authority to bind the Corporation

FAIRFIELDS GOLD, S.A. de C.V.

By:
Name:
Title:

I have the authority to bind the Corporation

GOLD BAG INC.

By:
Name:
Title:

I have the authority to bind the Corporation

Witness

Santiago Leon Aveleyra	Eduardo Zayas Duenas

Schedule “A”

Resource Estimate Date	Indicated Reserves	Payment Obligation
18 months after Closing Date	475,000 oz Au (equivalent)	$1,250,000
24 months after Closing Date	750,000 oz Au (equivalent)	$1,250,000
36 months after Closing Date	1,025,000 oz Au (equivalent)	$1,250,000
48 months after Closing Date	1,300,000 oz Au (equivalent)	$1,250,000

Notes

1.	The payment obligation shall be made in Gold Bag Shares in accordance with Section 2.3(2).

Schedule “B”

Huicicilia Mining Project

Name	Title Number	Surface
Cila	T-213226	470.1908 hs
Cila 1	T-225662	348.8092 hs
Cila 2	E59/6831	144.4103 hs
Cila 3	T-228761	55.9829 hs
Cila 5	T-225663	30.3887 hs